SUB-ITEM 77Q1(d): Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-
item 77I
In connection with the Registrant's response to sub-
item 77I regarding the establishment and designation of Class T shares of each series of the Trust, attached hereto is a copy of the Certificate of Establishment and Designation of Additional Series and Share Classes of Aberdeen Funds evidencing the establishment of Class T shares.
Aberdeen Funds

Certificate of Establishment and
Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the
"Trust"), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") does hereby certify that the following resolutions designating an additional class of each series of the Trust were duly adopted by the Board of Trustees of the Trust on December 14, 2016, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 and Article IV
Section 3(b) of the Trust's Amended and Restated
Agreement and Declaration of Trust (the "Declaration of
Trust"), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Establishment of Class T Under Delaware Law
RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, an additional class of each Fund of the Trust be, and hereby is, established and designated as Class T (the "New Class") and an unlimited number of shares are hereby classified and allocated to such classes of the Funds; and it is further

RESOLVED, that a share of the New Class shall represent a proportionate interest in and shall have equal rights with each other share of such New
Class of the relevant Fund with respect to the assets of the Trust pertaining to such Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1. The dividends and distributions of investment income and capital gains with respect to the New
Class shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to the classes of the Funds from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Fund, as applicable, in accordance with Rule 12b-1 under the Investment Company
Act of 1940 (the "1940 Act") (or any successor thereto) (a "Distribution Plan"), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative
Services Plan adopted by the Trust on behalf of the Fund, as applicable, or to reflect differing allocations of the expenses of the Trust among its series or classes and any resultant difference among the net asset values per share of each series or classes, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of each Fund among its classes shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2. Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of shares of the New Class shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of shares of the New Class, including, without limitation, the provisions of any Distribution Plan applicable to a class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of a class of shares or otherwise) affect such class of shares; and (iii) no voting rights with respect to the provisions of any Distribution
Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of shares of the Fund or class;
and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and
Designation of Additional Series and Share
Classes memorializing the establishment
and creation of the New Class in accordance with these resolutions.

In witness whereof, I have hereunto set my hand as
such officer of the Trust as of this 15th day of
December 2016.
				Aberdeen Funds
		/s/ Megan Kennedy
Megan
Kenne
dy
      Secretary